Exhibit 12.1
                                                                       5/15/101

                             SAVANNAH ELECTRIC AND POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2000
                     the twelve months ended March 31, 2001

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


                                                                                                                       Twelve
                                                                                                                       Months
                                                                                                                       Ended
                                                                           Year ended December 31,                   March 31,
                                                          --------------------------------------------------------------------
                                                             1996       1997        1998        1999        2000        2001
                                                             ----       ----        ----        ----        ----        ----
                                                          -----------------------------Thousands of Dollars-------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes                 $53,824     $53,380     $52,832     $49,569     $52,020     $52,039
      AFUDC - Debt funds                                      333         164         133         485         324         402
      Rentals                                                 885         897         735         471         545         524
                                                           -------     -------     -------     -------     -------     -------
         Earnings as defined                              $55,042     $54,441     $53,700     $50,525     $52,889     $52,965
                                                          ========    ========    ========    ========    ========    ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                           $11,564     $10,907     $10,383     $ 9,300     $ 9,259     $ 9,221
   Interest on interim  obligations                           229         172         278         879       2,369       2,734
   Amort of debt disc, premium  and expense, net              579         739         853         948         963         965
   Other interest  charges                                    377         369         641       4,036       3,210       3,215
   Rentals                                                    885         897         735         471         545         524
                                                           -------    --------    --------    --------    --------    --------
         Fixed charges as defined                         $13,634     $13,084     $12,890     $15,634     $16,346     $16,659
                                                          ========    ========    ========    ========    ========    ========



RATIO OF EARNINGS TO FIXED CHARGES                          4.04        4.16        4.17        3.23        3.24        3.18
                                                            =====       =====       =====       =====       =====       ====

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